As filed with the Securities and Exchange Commission on January 7, 2021

Registration No. 333-249859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	73-1567067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 W. Sheridan Ave. Oklahoma City, Oklahoma	73102-5015
(Address of principal executive offices)	(Zip Code)

Devon Energy Corporation 2017 Long-Term Incentive Plan

WPX Energy, Inc. 2013 Incentive Plan

(Full titles of the plans)

Christopher J. Kirt

Vice President Corporate Governance and Secretary

Devon Energy Corporation

333 W. Sheridan Ave.

Oklahoma City, Oklahoma 73102-5015

(405) 235-3611

(Name, address and telephone of agent for service)

Copies to:

Frank Bayouth

Eric C. Otness

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $0.10 per share	7,094,587 shares	—	—	—

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the registrant’s common stock, par value $0.10 per share (“Devon common stock”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Devon common stock.

(2)

Represents (i) 2,007,033 of Devon common stock issuable pursuant to the Devon Energy Corporation 2017 Long-Term Incentive Plan (the “Devon Plan”) and (ii) 5,087,554 of Devon common stock issuable pursuant to the WPX Energy, Inc. 2013 Incentive Plan, as amended (the “WPX Plan”).

(3)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registrant’s original registration statement on Form S-4 (File No. 333-249859) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on November 20, 2020, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

Devon Energy Corporation (“Devon” or the “registrant”) hereby amends its original registration statement on Form S-4 (File No. 333-249859) filed with the Commission on November 5, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on November 20, 2020 (the “Form S-4”), which the Commission declared effective on November 24, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

Devon filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of September 26, 2020 (the “Merger Agreement”), by and among Devon, East Merger Sub, Inc., a Delaware corporation and wholly-owned, direct, subsidiary of the Company (“Merger Sub”), and WPX Energy, Inc., a Delaware corporation (“WPX”), pursuant to which, effective as of January 7, 2021, Merger Sub merged with and into WPX (the “Merger”), with WPX continuing as the surviving corporation in the Merger and a wholly-owned, direct subsidiary of Devon.

As a result of the Merger, each issued and outstanding share of WPX common stock, par value $0.01 per share, was converted automatically into 0.5165 shares of Devon common stock (the “Exchange Ratio”).

Pursuant to the terms of the Merger Agreement, certain outstanding WPX equity incentive compensation awards were converted into a corresponding award with respect to Devon common stock. The number of shares underlying each award was adjusted based on the Exchange Ratio (such shares of Devon common stock, the “Converted Award Shares”), and the Converted Award Shares remain issuable under the WPX Plan. In addition, shares of Devon common stock will be available for issuance under the Devon Plan in lieu of shares of WPX common stock available as of immediately before the Merger for issuance under the WPX Plan, as adjusted based on the Exchange Ratio (such shares of Devon common stock, the “Assumed Shares”).

This Post-Effective Amendment relates to an aggregate 7,094,587 shares of Devon common stock, consisting of 5,087,554 Converted Award Shares and 2,007,033 Assumed Shares. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Devon with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

•	Devon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

The portions of the Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders that are specifically incorporated by reference into Devon’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	Devon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•

Devon’s Current Reports on Form 8-K filed on January 7, 2021, December  31, 2020, December  22, 2020, October  2, 2020, September 28, 2020, June 5, 2020 and April 14, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Devon common stock set forth in Devon’s Current Report on Form 8-K, filed September 14, 2017, including any amendment or report filed for the purposes of updating such description.

All documents filed by Devon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the securities issued pursuant to this Registration Statement has been passed on by Skadden, Arps, Slate, Meagher & Flom LLP.

Item 6. Indemnification of Directors and Officers

Article VIII of Devon’s restated certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the DGCL, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provide that the provision does not eliminate or limit liability:

•	for any breach of the director’s duty of loyalty to Devon or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper benefit.

Section 145 of the DGCL permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right or the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnify for such expenses as the court deems proper. Article X of Devon’s restated certificate of incorporation provides for such indemnification.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such person against such liabilities under the provisions of such sections. Devon has purchased such insurance.

Section 145 of the DGCL further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Article VIII of Devon’s amended and restated bylaws contains provisions regarding indemnification that parallel those described above.

Devon has entered into indemnification agreements with each of its directors and, as a result of the Merger, will enter into indemnification agreements with its new directors in the future. Subject to various terms and conditions, the indemnification agreements provide for, among other things, (i) indemnification rights for the directors with respect to certain claims and liabilities to the fullest extent permitted by Delaware law, (ii) the right to advancement of expenses for the directors with respect to certain claims and liabilities, (iii) clarification for the processes used to determine whether a director is entitled to indemnification and (iv) the maintenance of directors and officers liability insurance coverage for the directors. Devon has also entered into agreements with indemnification provisions with certain officers. These provisions indemnify those officers to the maximum extent permitted by law against costs, losses, claims, damages or other liabilities arising from their service to Devon and its affiliates, and such provisions also obligate Devon to maintain directors and officers liability insurance coverage for such officers, subject to certain conditions.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits accompanying this Post-Effective Amendment are listed on the accompanying Exhibit Index.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.	Description

4.1	Devon Energy Corporation’s Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the registrant’s Form 10-K filed February 21, 2013; File No. 001-32318).

4.2	Devon Energy Corporation’s Bylaws (incorporated herein by reference to Exhibit 3.1 of registrant’s Form 8-K filed January 27, 2016; File No. 001-32318).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Devon Energy Company, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2*	Consent of LaRoche Petroleum Consultants, Ltd., Independent Professional Engineering Firm.

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney for certain directors of Devon Energy Company, authorizing, among other things, the signing of registration statements on their behalf (included on the signature page filed on the Form S-4 on November 5, 2020).

99.1	Devon Energy Corporation 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 99.1 to Registrant’s Form S-8 filed June 7, 2017; File No. 333-218561).

99.2	WPX Energy, Inc. 2013 Incentive Plan (incorporated herein by reference to Exhibit 10.1 to WPX Energy, Inc.’s Current Report on Form 8-K (File No. 001-35322) filed with the SEC on February 23, 2018).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on January 7, 2021.

DEVON ENERGY COMPANY

By:	/s/ Richard E. Muncrief
Name: Richard E. Muncrief
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 7th day of January, 2021.

/s/ Richard E. Muncrief	President, Chief Executive Officer and Director (principal executive officer)

/s/ Jeffrey L. Ritenour Jeffrey L. Ritenour	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Jeremy D. Humphers Jeremy D. Humphers	Senior Vice President and Chief Accounting Officer (principal accounting officer)

/s/ David Hager David Hager	Executive Chair and Director

* Duane C. Radtke	Director

* Barbara M. Baumann	Director

* John E. Bethancourt	Director

* Ann G. Fox	Director

* John Krenicki Jr.	Director

* Robert A. Mosbacher, Jr.	Director

*By:	/s/ Jeffrey L. Ritenour
Jeffrey L. Ritenour
Attorney-in-Fact